UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2010

SPARE BACKUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, CA	92260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	760-779-0251

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:  This amendment to the Current Report on Form 8-K that the Company filed on November 4, 2010, is being submitted because of an error in the name of a Director previously reported that has now been correctly identified.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 29, 2010, Mr. Andy Zeinfeld, age 50, was appointed as a member of our Board of Directors.  Mr. Zeinfeld is the Chief Executive Officer for Simplexity LLC since December 2007.  From October to December 2007, he was the Chief Executive Officer for InPhonic, Inc and from April 2006 to October 2007, he served as the President, E-Commerce for InPhonic Inc. During November 2007, he also served as Director of InPhonic, Inc.  Prior to April 2006, Inc., Mr. Zeinfeld was Senior Vice President and Chief Retail Services Officer for RadioShack Corporation.

In connection with Mr. Zeinfeld's appointment to the Board of Directors, the Company has agreed to grant him 500,000 options to purchase Spare Backup common stock.  The exercise price of the options is $0.09 and they expire in October 2013.  All approved expenses incurred on behalf of the Company by Mr. Zeinfeld are eligible for full reimbursement. Mr. Zeinfeld’s annual compensation as a director amounts to $25,000.

On September 9, 2010, Simplexity LLC and Spare Backup entered into a certain Digital Platform Agreement, wherein the parties are marketing the Company’s digital platform services to consumers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: November 4, 2010	By:	/s/ Cery Perle
Cery Perle,
Chief Executive Officer and President